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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): March 11, 1996



                          BATTLE MOUNTAIN GOLD COMPANY
             (Exact name of registrant as specified in its charter)



         Nevada                        1-9666                   76-0151431
(State or other jurisdiction of     (Commission              (I.R.S. Employer
incorporation)                      File Number)             Identification No.)



                          333 Clay Street, 42nd Floor
                             Houston, Texas  77002
             (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (713) 650-6400
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ITEM 5.  OTHER EVENTS.

                 On March 11, 1996, Battle Mountain Gold Company ("BMG") entered into a Combination Agreement (the "Combination Agreement") with Hemlo Gold Mines Inc. ("Hemlo"). The Combination Agreement provides for a business combination in which holders of common shares of Hemlo will be entitled to receive either 1.48 shares of common stock of BMG or 1.48 exchangeable shares of Hemlo for each common share of Hemlo held by them, and BMG would become the beneficial owner of all of Hemlo's common shares. Each exchangeable share of Hemlo will (a) be exchangeable for one share of BMG's common stock, (b) entitle its holder to receive dividends economically equivalent to dividends paid on BMG's common stock and (c) pursuant to a trust agreement in which a share of special voting stock of BMG will be deposited, carry the right to vote at meetings of the stockholders of BMG and be entitled to participate in any liquidation of BMG on the same basis as holders of BMG's common stock. The Combination Agreement also provides that upon closing, Hemlo's name will be changed to Battle Mountain Canada Inc.

                 Closing under the Combination Agreement is conditioned on, among other things, approval by BMG's and Hemlo's stockholders, expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Competition Act (Canada) and the receipt of necessary approvals under the Investment Canada Act, and approval of the plan of arrangement by which the transaction will be implemented by the Ontario Court of Justice (General Division) under relevant provisions of the Ontario Business Corporations Act. The Combination Agreement contains prohibitions on the solicitation of, negotiations with respect to, or other activity to facilitate, competing acquisition proposals involving either party, with exceptions for certain actions determined to be required by the fiduciary duties of a party's board of directors. The Combination Agreement further provides that if any of specified competing transactions involving Hemlo are consummated, Hemlo is obligated to pay BMG a break-up fee of $42.5 million (less certain termination fees that may be payable to BMG earlier), unless BMG is in material breach of the Combination Agreement or BMG's stockholders have disapproved the transaction pursuant to the Combination Agreement.

                 The transaction contemplated by the Combination Agreement is intended to constitute a pooling of interests under United States generally accepted accounting principles and, to the extent exchangeable shares are received in exchange for Hemlo's common shares, to be treated generally as a reorganization of capital for Canadian federal income tax purposes for those Hemlo shareholders who hold their Hemlo common shares as capital property and as a tax free reorganization for U.S. federal income tax purposes.





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                                   SIGNATURES



                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     BATTLE MOUNTAIN GOLD COMPANY



                                     By:  /s/  KENNETH R. WERNEBURG
                                         ------------------------------
                                         Kenneth R. Werneburg
                                         President and Chief Operating Officer


Date: March 21, 1996